Shore Bancshares, Inc. Reports Second Consecutive Quarterly Dividend of $0.02 Per Share

EASTON, Md., Nov. 4, 2015 /PRNewswire/ -- Shore Bancshares, Inc. (NASDAQ: SHBI) announced that the Board of Directors has declared a quarterly common stock dividend in the amount of $0.02 per share, payable November 30, 2015 to stockholders of record on November 16, 2015.

"We are pleased to announce the second dividend for 2015," said Lloyd L. "Scott" Beatty, Jr., president and chief executive officer. "As we continue to grow and prosper as a local community provider for banking, insurance and wealth management needs, we value our investors and their support."

Shore Bancshares Information

Shore Bancshares, Inc. is a financial holding company headquartered in Easton, Maryland and is the largest independent bank holding company located on Maryland's Eastern Shore. It is the parent company of two Maryland chartered commercial banks, The Talbot Bank of Easton, Maryland, and CNB; one retail insurance producer firm, The Avon-Dixon Agency, LLC ("Avon-Dixon"), with two specialty lines, Elliott Wilson Insurance (Trucking) and Jack Martin Associates (Marine); and an insurance premium finance company, Mubell Finance, LLC ("Mubell"). Avon-Dixon and Mubell are wholly-owned subsidiaries of Shore Bancshares, Inc. Shore Bancshares Inc. engages in the trust services business through the trust department at CNB under the trade name Wye Financial & Trust.

Additional information is available at www.shorebancshares.com.

Forward-Looking Statements

The statements contained herein that are not historical facts are forward-looking statements (as defined by the Private Securities Litigation Reform Act of 1995) based on management's current expectations and beliefs concerning future developments and their potential effects on the Company. Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of the Company. There can be no assurance that future developments affecting the Company will be the same as those anticipated by management. These statements are evidenced by terms such as "anticipate," "estimate," "should," "expect," "believe," "intend," and similar expressions. Although these statements reflect management's good faith beliefs and projections, they are not guarantees of future performance and they may not prove true. These projections involve risk and uncertainties that could cause actual results to differ materially from those addressed in the forward-looking statements. For a discussion of these risks and uncertainties, see the section of the periodic reports filed by Shore Bancshares, Inc. with the Securities and Exchange Commission entitled "Risk Factors".

The Company specifically disclaims any obligation to update any factors or to publicly announce the result of revisions to any of the forward-looking statements included herein to reflect future events or developments.

CONTACT: George Rapp, Chief Financial Officer, 410-763-7800